Exhibit 3.3
ACCO BRANDS INTERNATIONAL, INC.
CERTIFICATE OF INCORPORATION

FIRST:	The name of this corporation shall be ACCO Brands International, Inc.

SECOND:	Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:	The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of common stock which this corporation is authorized to issue is 1,000 shares and the par value of each share is $1.00.

FIFTH:	The name and address of the incorporator is as follows:

Angela M. Pla 300 Tower Parkway Lincolnshire, Illinois 60069

SIXTH:	The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:	No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 15th day of July, 2005.

/s/ Angela M. Pla

Angela M. Pla, Sole Incorporator

ACCO BRANDS INTERNATIONAL, INC.
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     ACCO Brands International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That all capitalized terms not otherwise defined herein have the meaning set forth in the Corporation’s Certificate of Incorporation, as modified.
     SECOND: That Article FOURTH of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
     “FOURTH: The total number of shares of authorized capital stock which the Corporation shall be authorized to issue is ten thousand (10,000), of which one thousand (1,000) shall be shares of Class A Common Stock having a par value of $1.00 per share, and nine thousand (9,000) shall be shares of Class B Common Stock having a par value of $0.01 per share (the Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as the “Common Stock”).
     The relative rights, preferences and limitations of the capital stock of the Corporation are as follows:
     1. General. Except as otherwise provided by law or in this Article Four, all shares of Common Stock shall be identical in all respects and have equal rights and privileges. These rights and privileges include, without limitation, the right to share ratably on a per share basis (i) in such cash, stock or other dividends and distributions as from time to time may be declared by the Board of Directors of the Corporation or by the Corporation with respect to the Common Stock and (ii) upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, in all distributions in assets or funds of the Corporation.
     2. Voting. On all matters submitted to a vote of the shareholders of the Corporation, the holder(s) of the Series A Common Stock shall be entitled to cast one (1) vote per share. On all matters submitted to a vote of the shareholders of the Corporation, the holder(s) of the Series B Common Stock shall be entitled to cast one hundred thousand (100,000) votes per share. Except as otherwise provided by law, the holder(s) of the Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

     3. Redesignation. The one thousand (1,000) issued and outstanding shares of Common Stock of the Corporation, par value $1.00 per share are hereby redesignated as Series A Common Stock.
     THIRD: That such amendment has been duly authorized in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President, and attested by its Secretary, this 12th day of August, 2005.

By	/s/ Michael F. Molinaro

Name: Michael F. Molinaro
Title: Vice President

Attest: [SEAL]

By:	/s/ Mark A. Roche

Name: Mark A. Roche
Title: Secretary

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